Exhibit 10.12

ARIBA BONUS PLAN

NORTH AMERICA

1. Effective Date and Term. This Plan was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Ariba, Inc. (the “Company”) effective October 1, 2004, and will continue to apply until it is amended or terminated by the Committee.

2. Administration. The Committee administers the Plan and adopts rules and regulations to implement the Plan. The decisions of the Committee are final and binding on all parties who have an interest in the Plan.

3. Eligibility. Participation in the Plan is limited to non-commercial employees in good standing who are located in North America. Participation in this Plan is effective on the day the participant starts in the bonus-eligible job. Participants must be employed in a bonus-eligible position before the first day of the last month of the quarter to be eligible to participate in the Plan for that quarter. Bonus payments will be pro-rated for participants who become eligible after the start of a quarter or for employees on a leave of absence or sabbatical for all or part of the quarter. A participant may be removed from the Plan at any time and for any reason, at the Company’s discretion.

4. Determination of Amounts. The Plan may provide a quarterly cash bonus that is paid based on the achievement of pre-determined Company performance objectives and individual management objectives. The amount of each participant’s quarterly bonus is determined as follows:

(a) An annual target bonus amount is assigned to the participant at the time of his or her hiring. The annual target bonus amount may be modified from time to time thereafter. The quarterly target bonus amount is equal to 25% of the annual target bonus amount.

(b) In the case of most participants, 50% of the actual quarterly bonus is determined on the basis of the Company’s quarterly revenue score and 50% is determined on the basis of the Company’s quarterly operating profit score. (The exception is described below.)

(c) “Operating profit” means after-tax income excluding (i) integration-related expense, (ii) amortization of acquired core technology and in-process R&D, (iii) amortization of goodwill and intangibles and (iv) amortization of stock-based compensation.

(d) As soon as reasonably practicable after the beginning of a fiscal year, the Committee determines for each quarter in that year the amounts of revenue and operating profit that will be required for revenue and operating profit scores of 0.50, 1.00 and 1.50. If the amount of revenue or operating profit is less than the amount required for a 0.50 score, the score will be zero. If the amount of revenue or operating profit is greater than the amount required for a 1.50 score, the score will be 1.50. If the amount of revenue or operating profit falls between the amounts required for a 0.50 score and a 1.00 score, or between the amounts required for a 1.00 score and a 1.50 score, then straight-line interpolation will be used.

(e) When the actual amount of revenue for a quarter has been determined, the revenue score is calculated. Likewise, when the actual amount of operating profit for a quarter has been determined, the operating profit score is calculated. Then the two scores are averaged.

(f) The average score for the first two quarters of the fiscal year will in no event exceed 1.20.

(g) The average of the two scores is multiplied by each participant’s quarterly target bonus amount. The result is the participant’s actual quarterly bonus.

(h) All calculations for the second and subsequent quarters of a fiscal year are performed on a cumulative year-to-date basis. The quarterly bonus calculated on that basis is then reduced by the quarterly bonus or bonuses already paid for the same fiscal year.

(i) A participant’s bonus for each quarter is multiplied by an individual-performance factor that may be 0% or range from 50% to 150%. However, in the case of an executive officer, as defined for purposes of section 16 of the Securities Exchange Act of 1934 (an “Executive Officer”), only the bonus for the fourth quarter (calculated on a cumulative year-to-date basis) is multiplied by the individual-performance factor. The individual-performance factor is based on the attainment of predetermined management objectives and may include subjective elements. Each participant’s individual-performance factor is determined by management, except that the individual-performance factor of an Executive Officer is determined by the Committee. If an Executive Officer’s cumulative bonus amount for a fiscal year (as adjusted by his or her individual-performance factor) is less than the sum of the quarterly bonuses already paid to him or her for the same fiscal year, the participant will not be required to refund the quarterly bonuses already paid.

(j) In the case of certain Executive Officers, the Company’s quarterly bookings score replaces all or part of the quarterly revenue score. These Executive Officers will be designated by the Committee as soon as reasonably practicable after the beginning of the fiscal year. At that time, the Committee also determines for each quarter in that year the amount of bookings that will be required for bookings scores of 0.50, 1.00, 1.50 and 2.00. If the amount of bookings is less than the amount required for a 0.50 score, the score will be zero.

If the amount of bookings is greater than the amount required for a 2.00 score, the score will be 2.00. If the amount of bookings falls between the amounts required for one of the foregoing scores, then straight-line interpolation will be used.

(k) The Committee may adjust the amount of the Company’s quarterly revenue or quarterly operating profit, or both, to exclude extraordinary expenses or benefits.

(l) If the average score applicable to a participant for a fiscal year is less than 0.50, then the Committee (in the case of Executive Officers) or the Company’s Chief Executive Officer (in the case of all other participants) may approve a bonus payment for the fourth quarter of that year (calculated on a cumulative year-to-date basis) of up to 50% of the participant’s target bonus amount for that year, based on an assessment of the participant’s individual performance.

5. Payment of Bonuses. Payment of the quarterly cash bonus (if any) is targeted for the end of the third semi-monthly pay period following the end of a given quarter. Adjustments to this payment schedule may be made as business conditions require.

6. Employment Requirement. Unless a Severance Agreement between a participant and the Company provides otherwise, the participant must be employed by the Company at the time of the bonus payment to receive the quarterly cash bonus.

7. Modification or Termination of the Plan. The Committee reserves the right to modify, suspend or terminate this Plan at any time. Should an acquisition or significant business initiative change the operating plan, this Plan may be modified and a new plan will go into effect at the start of the quarter following this event.

8. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

9. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

10. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

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